EXHIBIT 8.1

List of Subsidiaries

Subsidiaries

Name	Jurisdiction of Incorporation
Hailiang Education (HK) Limited	Hong Kong
Hailiang Education International Studying Service Limited	Hong Kong
Pates’s- Hailiang International College Company Limited	United Kingdom
Zhejiang Hailiang Education Consulting and Services Co., Ltd.	People’s Republic of China (“PRC”)
Ningbo Hailiang Education Logistics Management Co., Ltd.	PRC
Ningbo Haoliang Information Consulting Co., Ltd.	PRC
Zhuji Nianxin Lake Hotel Management Co., Ltd.	PRC
Ningbo Hailiang Sports Development Co., Ltd.	PRC
Jiangxi Haibo Education Management Co., Ltd.	PRC
Jiangxi Haibo Logistics Management Co., Ltd.	PRC
Zhuji Hailiang Logistics Service Co., Ltd.	PRC
Zhuji Hailiang After-school Service Co., Ltd.	PRC
Zhuji Hailiang Supply Chain Management Co., Ltd.	PRC

Affiliated Entities

Name	Jurisdiction of Incorporation
Hailiang Education Management Group Co., Ltd.	PRC
Zhejiang Hailiang Mingxin Education Technology Co., Ltd.	PRC
Hangzhou Hailiang Education Management Co., Ltd.	PRC
Zhuji Youer Network Technology Co., Ltd.	PRC
Zhuji Mingrui Business Information Consulting Co., Ltd.	PRC
Zhuji Shangzhuo Enterprise Management Consulting Co., Ltd.	PRC
Zhuji Hongda Trade Co., Ltd.	PRC
Hailiang Foreign Language School	PRC
Hailiang Primary School	PRC
Hailiang Junior Middle School	PRC
Hailiang Senior Middle School	PRC
Hailiang Experimental High School	PRC
Hailiang High School of Art	PRC
Tianma Experimental School	PRC
Zhuji Hailiang Foreign Language High School Co., Ltd.	PRC
Zhejiang Mingxin International Travel Co., Ltd	PRC